SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-12

AMERICAN PHYSICIANS CAPITAL, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823

April 5, 2005

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on May 4, 2005 at 9:00 a.m. local time at our offices in East Lansing, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

      The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person or by phone, Internet, or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

AMERICAN PHYSICIANS CAPITAL, INC.

R. Kevin Clinton, President and
Chief Executive Officer

East Lansing, Michigan

April 5, 2005

1301 NORTH HAGADORN ROAD

EAST LANSING, MICHIGAN 48823
(517) 351-1150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2005

TO THE SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Physicians Capital, Inc. (the “Company”) will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on May 4, 2005, at 9:00 a.m. local time, for the following purposes:

(1)	To elect three Class I directors to serve until the 2008 annual meeting of shareholders;

(2)	To ratify the appointment of BDO Seidman, LLP, our independent registered public accounting firm, to audit our consolidated financial statements for 2005; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only shareholders of record at the close of business on March 16, 2005 are entitled to vote at the Annual Meeting.

      YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan

April 5, 2005

American Physicians Capital, Inc.

1301 North Hagadorn Road
East Lansing, Michigan 48823
(517) 351-1150
April 5, 2005

PROXY STATEMENT

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Physicians Capital, Inc., a Michigan corporation (the “Company”), for use at the Company’s 2005 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about April 5, 2005. The following are questions and answers that will convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Q: Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of March 16, 2005 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2.	Q: What am I voting on?

A:	You are being asked to vote on the election of three Class I directors to serve until the 2008 annual meeting of shareholders. You are also being asked to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2005.

3.	Q: When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on May 4, 2005 at our headquarters located at 1301 North Hagadorn Road, East Lansing, Michigan 48823.

4.	Q: What is the difference between a shareholder of record and a beneficial owner?

A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Illinois Stock Transfer Company). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card either by telephone, Internet or by mail to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5.	Q: How do I cast my vote?

A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if you are a beneficial owner of your shares). Please follow the instructions on your proxy or vote instruction card. If you vote using the telephone you do not need to mail in your proxy card;

(2)	Internet, go to the voting site at http:/www.eproxyvote.com/ist-ampcm/ and follow the instructions on the screen. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. If you vote using the Internet you do not need to mail in your proxy card;

(3)	signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided; or

(4)	attending the Annual Meeting and voting in person if you are a shareholder of record or, if you are a beneficial owner and have a legal proxy from the shareholder of record.

Shareholders who hold their shares in “street name” will need to obtain a voting instruction form from the institution that holds their shares and must follow the voting instructions given by that institution.

6.	Q: How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7.	Q: How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1)	notifying our corporate Secretary in writing;

(2)	voting by telephone or Internet (prior to Monday, May 2, 2005 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3)	signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4)	voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8.	Q: How many shares can vote at the Annual Meeting?

A:	As of the record date, 8,716,640 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9.	Q: What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10.	Q: Who will count the vote?

A:	A representative from the Illinois Stock Transfer Company, our transfer agent, will count the votes and act as inspector of election.

11.	Q: Who can attend the Annual Meeting?

A:	All shareholders who owned shares on March 16, 2005, may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or by Internet.

12.	Q: How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, R. Kevin Clinton and Frank H. Freund, officers of the Company and the named proxies, generally will have authority to vote your shares voted on the Company’s proxy card on such matters in their discretion.

13.	Q: How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the proxies (Mr. Clinton or Mr. Freund, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card and FOR the ratification of the appointment of the independent registered public accounting firm.

14.	Q: Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as an election of directors or the ratification of independent registered public accounting firm) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15.	Q: Who pays the cost of the solicitation of proxies?

A:	The cost of solicitation of proxies by the Board of Directors, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Common Stock as of March 1, 2005, except as otherwise indicated, by each current director, each director nominee, each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers,” all current directors and executive officers as a group, and each person who is known by the Company to own beneficially 5% or more of the Company’s outstanding shares of Common Stock (each, a “5% Owner”). The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2005 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table

Name	Number of Shares(1)	% of Class

Billy B. Baumann, M.D.(2)	36,600	*
Thomas R. Berglund, M.D.	34,852	*
R. Kevin Clinton(3)	114,947	1.3
Myron R. Emerick, D.O	30,051	*
Daniel L. Gorman, Esq.(4)	198,110	2.3
AppaRao Mukkamala, M.D.(5)	43,500	*
D. Joseph Olson	500	*
Spencer L. Schneider(6)	30,580	*
Lloyd A. Schwartz	16,200	*
Joseph D. Stilwell(7)	705,980	8.1
Annette E. Flood	46,700	*
Frank H. Freund(8)	143,500	1.6
All current executive officers and directors as a group (12 persons)(2)(3)(4)(5)(6)(7)(8)	1,401,520	15.5
Pzena Investment Management, LLC(9)	997,925	11.5
Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC(7)	705,980	8.1
Dimensional Fund Advisors Inc.(10)	678,256	7.8
Barclays Global Investors, NA., Barclays Global Fund Advisors (11)	477,855	5.5
Royce & Associates, LLC(12)	474,100	5.4

*	Less than one percent.

(1)	Includes restricted shares subject to forfeiture to the Company under certain circumstances which are owned by the following persons: Dr. Baumann — 2,880 shares; Dr. Berglund — 4,320 shares; Dr. Emerick — 2,880 shares; Dr. Mukkamala — 2,400 shares; Mr. Schwartz — 480 shares; Mr. Freund — 3,000 shares; and all current executive officers and directors as a group — 15,960 shares. Also includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Dr. Baumann — 12,000 shares; Dr. Berglund — 5,000; Dr. Emerick — 14,000 shares; Dr. Mukkamala — 14,000 shares; Mr. Schwartz — 7,000 shares; Mr. Freund — 130,000 shares; Mr. Clinton — 60,000 shares; Ms. Flood — 43,200 shares; and all current executive officers and directors as a group — 285,200 shares.

(2)	Includes 14,720 shares of Common Stock held of record by the Rachel A. Baumann Revocable Living Trust U/ A dated November 22, 1982, of which Dr. Baumann has power of attorney. Also includes 1,000 shares of Common Stock held of record by Rachel A. Baumann in her Individual Retirement Account, and 1,000 shares are held jointly with Dr. Baumann’s aunt where Dr. Baumann has right of survivorship.

(3)	Includes 5,268 shares of Common Stock held of record by Marilyn J. Clinton in her Individual Retirement Account. Also includes 5,000 shares held in Marilyn J. Clinton’s Revocable Living Trust U/ A dated August 29, 2001, and 4,950 shares held in Mr. Clinton’s children’s Irrevocable Trusts. Mr. Clinton has voting and dispositive power with respect to the shares held by his wife and children.

(4)	Includes 25,000 shares of Common Stock that were subjected to a pre-paid variable forward sale contract with Bear Stearns & Co. on December 23, 2004. The shares were used to secure Mr. Gorman’s obligation to deliver a maximum of 25,000 shares of Common Stock or their cash equivalent on December 21, 2007. Mr. Gorman continues to share dispositive rights as to these shares, but no longer retains the voting rights as these shares have been borrowed under the terms of the contract. Also includes 10,500 shares held by Mr. Gorman’s wife, with respect to which shares Mr. Gorman disclaims dispositive and voting power.

(5)	Includes 17,000 shares of Common Stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner and has sole dispositive and voting power with respect to these shares.

(6)	Includes 30,000 shares of Common Stock which may be acquired upon exercise of an option granted by Stilwell Value Partners V, L.P.

(7)	The Stilwell Group has represented to the Company that it currently beneficially owns 705,980 shares of the Company’s common stock. Joseph Stilwell and the named entities share the voting and dispositive power with respect to all of the shares they own. 30,000 of the shares reflected in the table are subject to an option to purchase held by Spencer Schneider. See footnote (6) above. The amount reflected in the table also includes shares held by Mr. Schneider (580 shares) and John Stilwell (2,200 shares), as Joseph Stilwell has voting power with respect to these shares. The business address of Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004. See “Election of Directors — Stilwell Standstill Agreement.”

(8)	Includes 300 shares of Common Stock held of record by Mr. Freund’s children.

(9)	Based on information contained in a Form 13G filed on February 11, 2005, with information as of December 31, 2004. Pzena Investment Management, LLC is a registered investment advisor which has the sole power to dispose or direct the disposition of all of the above shares and the sole power to vote or direct the voting of 885,825 of the above shares. The business address of Pzena Investment Management, LLC is 120 West 45th Street, 34th Floor, New York, New York 10036.

(10)	Based on information contained in a Form 13G filed on February 9, 2005, with information as of December 31, 2004. Dimensional Fund Advisors Inc. is a registered investment advisor which has the sole voting and dispositive power with respect to all of the above shares. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11)	Based on information contained in a Form 13G filed on February 14, 2005 with information as of December 31, 2004. These entities have sole voting power over 393,510 shares and no voting power over the remaining shares reflected in the table. The business address of these entities is 45 Fremont Street, San Francisco, California 94105.

(12)	Based on information contained in a Form 13G filed on January 20, 2005 with information as of December 31, 2004. Royce & Associates, LLC is a registered investment advisor which has the sole voting and dispositive power with respect to all of the shares reflected in the table. The business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

ELECTION OF DIRECTORS

Background

      The Company’s Articles of Incorporation divide the directors into three classes, designated Class I (three directors), Class II (three directors) and Class III (three directors). Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The term for the Class I directors who are being elected this year will expire at the 2008 annual meeting of shareholders or upon the election and qualification of their successors. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The three directors receiving the most votes “for” will be elected. Broker non-votes (if any) and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the three nominees proposed for election is set forth below.

      The Board recommends a vote FOR the Class I nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company. Mr. Stilwell and Mr. Schneider have been nominated pursuant to the terms of an agreement with Mr. Stilwell, Mr. Schneider and certain related entities. See “ — Stilwell Standstill Agreement.”

      The size of the Board is currently set at nine directors. The Board is considering expanding the size of the Board of Directors and adding an additional “audit committee financial expert” to the Board. The Governance Committee is in the process of identifying candidates with the desired qualifications and expects the process to be completed during 2005. If a suitable candidate is found, the Board expects that the candidate would be added to the Board at that time in accordance with our Bylaws.

Class I Nominees For Directors With Terms Expiring in 2008

      AppaRao Mukkamala, M.D., age 59, is a board-certified radiologist. He was a member of the American Physicians Assurance Corporation (“American Physicians”) subsidiary Board of Directors from 1993 to 2002, and has been a director of the Company since July 2000. He is currently the treasurer of the Michigan State Medical Society and has served on its Board of Directors since 1997.

      Spencer L. Schneider, J.D., age 45, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of the Company since February 2002 and served on the American Physicians Board of Directors from February 2002 to June 2004.

      Joseph D. Stilwell, age 43, has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. Mr. Stilwell received a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania. He has been a director of the Company since November 2004.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Class II Directors With Terms Expiring in 2006

      Billy B. Baumann, M.D., age 68, is a retired pathologist and former chief of staff at North Oakland Medical Centers, in Pontiac, Michigan. He served as president and treasurer of the Michigan State Medical Society and was a member of their board from 1982 to 2002. Dr. Baumann served as a member of the Board of Directors of American Physicians from 1988 to 2002, and has been a director of the Company since July 2000.

      R. Kevin Clinton, age 50, was appointed president and chief executive officer of the Company effective January 1, 2004. Since June 2002, Mr. Clinton has served as president of American Physicians, the Company’s largest subsidiary. Prior to this, he served as executive vice president and chief operating officer of the Company from October 2001 to June 2002. Prior to joining the Company in September 2001, Mr. Clinton was president, chief executive officer and a director of MEEMIC Holdings, Inc., a publicly traded property and casualty insurance holding company and a subsidiary of ProNational Insurance Company and Professionals Group, Inc., from 1997 until July 2001. Mr. Clinton was chief financial officer at ProNational Insurance Company from 1990 to 1997. Mr. Clinton is a Fellow of the Casualty Actuarial Society.

      Lloyd A. Schwartz, C.P.A., age 76, is a certified public accountant and has served as the deputy receiver/rehabilitator of two Michigan-based insurance companies since 1993. Mr. Schwartz has also served as a technical reviewer for the Michigan Association of Certified Public Accountants Peer Review Program since 1991. Prior to 1991, Mr. Schwartz was a partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), where he specialized in audits of insurance companies. He has been a director of the Company since July 2000.

Incumbent Class III Directors With Terms Expiring in 2007

      Thomas R. Berglund, M.D., age 71, practices family medicine in Portage, Michigan. Dr. Berglund was a member of the Board of Directors of the Michigan State Medical Society from 1972 to May 2001, serving as chairman from 1981 to 1985, president from 1986 to 1987 and secretary from 1988 to May 2001. He served on the American Physicians Board of Directors from 1985 to 2002, and has been a director and chairman of the Company’s Board since July 2000.

      Daniel L. Gorman, age 57, has practiced law as the sole practitioner of the Law Offices of Daniel L. Gorman since 1977, advising clients on a wide range of legal issues and during the same period has acted as the Town Attorney for Vestal, New York, functioning as its house counsel. Since 1989, Mr. Gorman has acted as an investor and legal counsel in private venture capital transactions in the value and financial sector. From August 1999 until September 30, 2000, Mr. Gorman served as special counsel at Chernin & Gold, a Binghamton, New York law firm. He has been a director of the Company since August 2004. See “ — Gorman Standstill Agreement.”

      D. Joseph Olson, J.D., age 63, joined Amerisure Insurance Companies, a regional property and casualty insurance group, in 1997 as senior vice president and general counsel. In November 2001 he assumed the position of senior vice president and counsel — government relations. In May 1995, Mr. Olson was appointed Michigan Commissioner of Insurance and served in that position until 1997. From 1980 to 1995, he was vice president — general counsel for Citizens Insurance Company of America, a Midwestern property and casualty insurance carrier. He serves on the boards of the Michigan Automobile Insurance Placement Facility and the Michigan Property and Casualty Guaranty Association. He is a member of the state bars of Michigan and Texas. Mr. Olson has been a director of the Company since August 2004.

Stilwell Standstill Agreement

      The Company entered into an agreement, dated November 10, 2004 (the “Stilwell Agreement”), with Stilwell Value Partners, L.P. and various affiliated entities and individuals (collectively, the “Stilwell Group”) whereby Joseph Stilwell, a representative of the Stilwell Group, joined the Company’s Board of Directors for a term expiring at the 2005 annual meeting. The Company has agreed to nominate and support Mr. Stilwell and Spencer Schneider, also a representative of the Stilwell Group who was appointed to the Board pursuant to a prior standstill agreement with the Stilwell Group dated February 20, 2002, for re-election at the 2005 annual meeting for a term expiring at the 2008 annual meeting. The Stilwell Agreement provides that Mr. Stilwell will also be appointed to the Company’s compensation and investment committees for so long as he remains a director and that Mr. Schneider will remain a member of the audit and governance committees during his term.

      The Stilwell Agreement requires the Stilwell Group to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. The Stilwell Group has also agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining beneficial ownership of more than 9.9% of the Company’s common stock, or (iv) proposing certain transactions with other companies that result in a “change in control” of the Company.

      If the Stilwell Group’s beneficial ownership of Company common stock becomes less than 5% of the Company’s outstanding shares (other than as a result of an increase in the number of outstanding shares), then the Stilwell Group must notify the Company and the Board may require either Mr. Stilwell or Mr. Schneider (at the discretion of the Stilwell Group) to tender his resignation from the Board and all applicable Board committees.

      The Stilwell Agreement will terminate and both Messrs. Stilwell and Schneider are required to tender their resignations from the Board and all committees at the request of the Board upon the earlier of (i) a reduction in the Stilwell Group’s beneficial ownership of common stock to less than 1%, (ii) the acquisition by another person of more than 50% of the Company’s voting stock (by merger or otherwise), (iii) the failure of certain entities in the Stilwell Group to continue to exist as legal entities, (iv) the death or incapacity of Mr. Stilwell or (v) November 10, 2007. In addition, the Stilwell Group may terminate the Stilwell Agreement at any time upon 15 days written notice to the Company and the resignations of Messrs. Stilwell and Schneider. The Stilwell Agreement will terminate and the resignations will become effective at the end of the 15 day period unless withdrawn by the Stilwell Group.

      The Stilwell Agreement also contains a release by the Stilwell Group of any claims it has or may have against any of the Company’s current directors or officers based upon any act, omission or failure to act occurring prior or subsequent to the date of the Agreement. Such waiver does not extend to enforcement of the Stilwell Agreement itself or criminal acts.

Gorman Standstill Agreement

      The Company entered into an agreement, dated April 7, 2004 (the “Gorman Agreement”), with Daniel L. Gorman pursuant to which Mr. Gorman was nominated to stand for election at the 2004 annual meeting with the Class III directors. Mr. Gorman had previously given notice of his intention to nominate himself to the Company’s Board to be elected at the 2004 annual meeting and had filed preliminary proxy materials with the Securities and Exchange Commission. In connection with the Gorman Agreement, Mr. Gorman withdrew his nomination notice, his preliminary proxy materials and a related demand to inspect shareholder records.

      The Gorman Agreement requires Mr. Gorman, during the three year term of the Gorman Agreement, to vote all of the Company shares that he beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. In addition, Mr. Gorman has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or withhold votes from nominees to the Board, or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors, officers, employees or agents, (iii) acquiring or retaining more than 5% of the Company’s common stock, or (iv) selling his shares unless such sales are in the open market and are not to any persons who would beneficially own more than 5% of the Company’s outstanding shares. The Company reimbursed Mr. Gorman for a portion of his out of pocket expenses incurred in connection with his proposed proxy solicitation up to a total of $17,500.

      The Gorman Agreement will terminate, and Mr. Gorman is required to tender his resignation from the Board, following the vote of a majority of the directors other than Gorman in favor of such resignation, upon the earlier of (i) a reduction in Mr. Gorman’s beneficial ownership of common stock to less than 1%, (ii) the acquisition by another person of more than 50% of the Company’s voting stock (by merger or otherwise), or (iii) April 7, 2007.

Meetings and Committees of the Board

      During 2004, there were 20 Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2004. Directors standing for election are expected to attend the Annual Meeting of Shareholders, according to Company policy. All of the directors serving as such at the time attended the 2004 Annual Meeting of Shareholders, except for the following directors who attended via teleconference: Dr. Baumann, Mr. Schwartz and Mr. Schneider.

      The Company’s Board has a Compensation Committee, a Governance Committee and an Audit Committee. The Board has adopted a written charter for each of these committees. The charters are accessible on the Company’s website at www.apcapital.com through the “Corporate Governance” link. In addition, the current charter for the Audit Committee is attached to this proxy statement as Annex A. The Board has determined that all of the directors who will be continuing in office after the Annual Meeting of Shareholders, including all of the committee members, are “independent” under Rule 4200(a)(15) of the Nasdaq Stock Market, except for Mr. Clinton, the Company’s President and CEO.

      The Compensation Committee met three times during 2004. The current members of the Compensation Committee, none of whom are employees of the Company, are Mr. Schwartz, Dr. Emerick, Mr. Gorman, Dr. Mukkamala and Mr. Stilwell, with Mr. Schwartz serving as Chair. The functions of this Committee are to establish and administer the Company’s executive compensation plans and the compensation of executive management. The functions of this Committee are described in more detail in its report under “Compensation of Executive Officers.”

      The Governance Committee met six times during 2004. The current members of the Governance Committee, none of whom are employees of the Company, are Dr. Berglund, Dr. Emerick, Dr. Mukkamala, Mr. Olson and Mr. Schneider, with Dr. Berglund serving as Chair. The responsibilities of the Governance Committee include, among other things, identifying and recommending to the Board qualified candidates for election as directors of the Company. The Governance Committee uses various means to identify director candidates, including recommendations from existing board members and management and nominations submitted by shareholders, and may also retain independent consultants to assist it in identifying and evaluating director candidates. The Governance Committee will consider candidates recommended by shareholders entitled to vote at the meeting and who comply with the notice procedures set forth in the Company’s bylaws, which procedures are more fully set forth under “Shareholder Proposals.” Candidates are not evaluated on the basis of any specific minimum qualifications. In selecting candidates, the Governance Committee relies on all relevant factors regardless of whether the candidate is nominated by the Company or by a shareholder. Some of the factors on which the Governance Committee relies in selecting candidates include, without limitation, (i) personal characteristics, including personal and professional ethics and integrity; (ii) expertise useful to the Company and complementary to the background and experience of the existing directors, (iii) willingness to devote the required time to carrying out the duties and responsibilities of Board membership; (iv) commitment to Board service over a period of several years; (v) willingness to represent the best interest of shareholders and objectively appraise management performance; (vi) involvement only in activities that do not create a conflict of interest with the director’s responsibilities to the Company and its shareholders; and (vii) diversity in personal background, including race, gender, age and nationality. When evaluating any director candidate, the Governance Committee examines the candidate’s qualifications in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board, taking into consideration the Company’s strategy, and its regulatory and market environments.

      The Audit Committee met six times during 2004. The current members of the Audit Committee are Dr. Baumann, Dr. Emerick, Mr. Olson, Mr. Schneider and Mr. Schwartz, with Dr. Baumann serving as Chair. The Board has determined that Mr. Schwartz is an “audit committee financial expert” as that term is defined under Securities and Exchange Commission Rules and that all members of the Audit Committee satisfy all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The purpose of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The functions of the Audit Committee include, among other things, (i) overseeing management’s conduct of the accounting and financial reporting processes, including the effectiveness of internal controls; (ii) overseeing the integrity of the Company’s financial statements; (iii) overseeing the annual independent audit, selecting the independent auditors and evaluating the function, qualifications, services, performance and independence of the auditors from time to time; (iv) overseeing the internal audit function; (v) overseeing compliance with legal and regulatory requirements, including disclosure controls and procedures; (vi) overseeing the Company’s policies, practices and compliance regarding its code of conduct; and (vii) acting as the Company’s “qualified legal compliance committee”.

Audit Committee Report

      In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to independent auditor oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including the internal controls over financial reporting of the Company.

      The Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2004.

      Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:	BILLY B. BAUMANN, M.D., CHAIR MYRON R. EMERICK, D.O. D. JOSEPH OLSON SPENCER L. SCHNEIDER LLOYD A. SCHWARTZ, CPA

Code of Ethics

      The Company has adopted a Code of Ethics that applies to all of its employees, executive officers and directors, including its chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics, as currently in effect (together with any amendments that may be adopted from time to time) is available on the Company’s website at www.apcapital.com through the “Corporate Governance” link. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Ethics that requires disclosure under applicable Securities and Exchange Commission rules, information regarding such waiver or amendment will be posted on the “Corporate Governance” page of the Company’s website.

      As part of the Company’s Code of Ethics, an Ethics Hotline has been established for employees to anonymously report any concerns relating to a possible violation of the Code of Ethics. Also included in the Code of Ethics is a Hotline for employees and others to anonymously report any concerns regarding a possible violation of internal accounting controls or auditing related matters. These reports are forwarded by an independent service provider directly to the Chairman of the Audit Committee. This Hotline is published in the Corporate Governance section on the Company’s website.

Shareholder Communications With the Board

      A shareholder who wishes to communicate directly with the Board or with an individual director should send the communication, addressed to the Board or the individual director, to the Company’s executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Director Compensation

      Retainer: During 2004 each director who was not an employee of the Company received an annual retainer fee of $25,000. The Chairman of the Board received an annual fee of $30,000. During 2004, the Chairmen of the Audit, Compensation and Governance Committees each received an annual Committee Chairman retainer fee of $5,000. Effective August 2004, the annual retainer fee for the Chairman of the Audit Committee was increased to $10,000, payable pro-rata for the remainder of 2004.

      Meeting Fees: During 2004, each non-employee director received an attendance fee of $1,500 for each meeting of the Board. Committee members received $1,000 for each committee meeting attended.

      Travel Reimbursement: The Company reimburses all directors and officers for travel, lodging and related expenses which they incur in attending Board and committee meetings. The Chairman of the Board receives a monthly car allowance totaling $1,250.

      Stock Compensation: Under the terms of the Company’s Stock Compensation Plan, non-employee directors are eligible for stock compensation. In August 2004, two new non-employee directors were elected, Daniel L. Gorman and D. Joseph Olson. Each was granted 500 shares of the Company’s common stock by the Compensation Committee pursuant to the Stock Compensation Plan. On March 4, 2005, the Compensation Committee elected to discontinue awarding stock options and restricted stock grants to non-employee directors.

      Non-employee directors of the Company do not receive any additional benefits or compensation for their Board or committee services. Employees who serve as directors do not receive retainer or attendance fees.

      In 2004, Spencer Schneider was the only non-employee director of the Company to sit on the Board of American Physicians, an insurance subsidiary of the Company. In 2004, as a director of American Physicians, Spencer Schneider received a fee of $1,000 for each subsidiary board meeting attended, totaling $1,000 in 2004. Mr. Schneider resigned from American Physicians’ Board in June 2004. None of the Company’s other non-employee directors sat on the Board of any of the other insurance subsidiaries of the Company in 2004.

      Effective January 1, 2004, the Company entered into a twelve month agreement with William B. Cheeseman, who at the time was a director of the Company and was the Company’s former President and CEO, for certain business and advisory consulting services. Mr. Cheeseman received a fee of $10,000 per month for such services. Options held by Mr. Cheeseman at the time of his retirement continued to vest during his consulting period. Effective December 31, 2004, Mr. Cheeseman’s unvested options terminated as a result of his consulting period ending on this date, pursuant to its terms.

Executive Officers

      The executive officers of the Company are elected or appointed annually and serve as executive officers of the Company at the pleasure of the Company’s Board of Directors. The Company’s current executive officers are described below.

      R. Kevin Clinton’s business experience is described above under “— Incumbent Class II Directors With Terms Expiring in 2006.”

      Annette E. Flood, J.D., R.N., age 45, has been the chief operating officer of American Physicians since June 2002. She joined the Company in October 2001 as vice president of American Physicians, overseeing the Company’s medical professional liability operations. Prior to joining the Company, Ms. Flood served as senior vice president, corporate secretary and legal counsel of ProNational Insurance Company, a subsidiary of Professionals Group, Inc., from 1992 to 2000. Ms. Flood was the secretary of Professionals Group from 1996 to 2000. She served as secretary and a director of MEEMIC Holdings, Inc. from 1998 to July 2001. She also served as chief operating officer, secretary and director of MEEMIC Insurance Company, a subsidiary of MEEMIC Holdings, Inc., from 1998 to July 2001.

      Frank H. Freund, C.P.A., age 44, has been executive vice president, treasurer and chief financial officer of the Company since July 2000. Mr. Freund joined the Company as chief financial officer of American Physicians in September 1997. Mr. Freund’s previous employment includes working with the Michigan practice of Deloitte & Touche LLP from October 1994 to September 1997, serving as an audit senior manager in that firm’s insurance and health care business assurance services group.

COMPENSATION OF EXECUTIVE OFFICERS

Summary

      The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries during the last three years to or on behalf of the Company’s Chief Executive Officer during 2004, the other executive officers who were serving as such at December 31, 2004, and two other former executive officers who were terminated in 2004 (collectively, the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards
		Annual
		Compensation		Securities
				Underlying	All Other
	Fiscal	Salary	Bonus	Options/SARs	Compensation
Name and Principal Position	Year	$	$	(#) (1)	($)(2)

R. Kevin Clinton	2004	$435,996	$218,500	100,000	$26,225
President and Chief Executive Officer	2003	349,885	—	—	25,570
	2002	328,289	48,833	—	20,505
Frank H. Freund	2004	300,000	150,000	—	25,745
Executive Vice President, Treasurer	2003	299,931	—	—	23,650
and Chief Financial Officer	2002	289,127	43,006	—	23,755
Annette E. Flood	2004	200,000	100,000	—	25,217
Chief Operating Officer	2003	199,769	—	—	23,650
American Physicians Assurance Corp.	2002	169,923	21,665	20,000	7,488
Thomas D. Chase	2004	78,269	—	—	349,149
Chief Information Officer(3)	2003	185,000	—	—	14,892
	2002	74,718	5,323	19,000	—
Margo C. Runkle	2004	24,231	—	—	473,958
Vice President, Human Resources	2003	179,846	—	—	23,383
and Legal(4)	2002	159,966	20,396	—	18,151

(1)	At December 31, 2004, Mr. Freund had 3,000 restricted shares, valued at $108,060. The other Named Officers had no restricted shares at December 31, 2004.

(2)	The amounts included in “All Other Compensation” for 2004 paid to or contributed for the Named Officers are as follows:

Name	401(k)	Pension	Other		Total

R. Kevin Clinton	$8,200	$16,105	$1,920	(a)	$26,225
Frank H. Freund	8,200	16,105	1,440	(a)	25,745
Annette E. Flood	7,692	15,605	1,920	(a)	25,217
Thomas D. Chase	8,200	—	340,949	(b)	349,149
Margo C. Runkle	8,000	—	465,958	(c)	473,958

(a)	This amount represents reimbursement for estimated cellular phone usage in 2004.

(b)	In accordance with Mr. Chase’s involuntary termination of employment, he will receive a total of $370,000 payable in bi-weekly installments of $30,833 over a twelve month period which began in June 2004. In addition, Mr. Chase received lump sum payments in 2004 for benefits, life and disability insurance and relocation expenses totaling $62,737. In March 2005, pursuant to his employment agreement, Mr. Chase received a bonus payment of $64,750. These payments were treated as salary for purposes of determining whether to include Mr. Chase in the table.

(c)	This amount was payable in accordance with Ms. Runkle’s involuntary termination of employment, payable in one lump sum in 2004. This payment was treated as salary for purposes of determining whether to include Ms. Runkle in the table.

(3)	Mr. Chase involuntarily terminated from the Company on May 28, 2004.

(4)	Ms. Runkle involuntarily terminated from the Company on February 13, 2004.

Option Holdings

      The following table provides information with respect the number of options/SARs granted in 2004 to the Named Officers.

Option/SAR Grants in Last Fiscal Year

Individual Grants

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options			of Stock Price Appreciation
	Options	Granted to	Exercise or		For Option Term(2)
	Granted	Employees in	Base Price	Expiration
Name	(#)(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

R. Kevin Clinton	100,000	100.0	$21.54	3/4/2014	$3,508,639	$5,586,921
Frank H. Freund	—	—	—	—	—	—
Annette E. Flood	—	—	—	—	—	—
Thomas D. Chase	—	—	—	—	—	—
Margo C. Runkle	—	—	—	—	—	—

(1)	All of these options, which were granted pursuant to the Company’s Stock Compensation Plan, become exercisable as follows: 33% on March 4, 2005; 33% on March 4, 2006; and 34% on March 4, 2007, and immediately in the event of a change in control of the Company, termination due to death or disability or if the vesting restrictions are otherwise waived by the Compensation Committee.

(2)	Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

      The following table provides information with respect to the exercisable and unexercisable options held as of the end of 2004 by the Named Officers.

Aggregated Option/SAR Exercises In

Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Value of Exercisable and
	Number of Exercisable and		Unexercised In-the-Money
	Unexercised Options/SARs at		Options/SARs At Fiscal
	Fiscal Year End(#)		Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Kevin Clinton	60,000	100,000	$934,800	$1,448,000
Frank H. Freund	130,000	15,000	2,268,300	337,800
Annette E. Flood	43,200	6,800	722,688	131,512
Thomas D. Chase	—	—	—	—
Margo C. Runkle	—	—	—	—

(1)	Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the Common Stock at the end of 2004 on The Nasdaq Stock Market and the option exercise price.

Employment Agreements

      On February 23, 2005, the Company, through its wholly owned operating subsidiary American Physicians, entered into new employment agreements with its executive officers, R. Kevin Clinton, President and Chief Executive Officer, Frank H. Freund, Chief Financial Officer and Annette E. Flood, Chief Operating Officer of American Physicians. The employment agreements were approved and recommended by the Company’s Compensation Committee and supersede the existing employment agreements with these executives.

      Unless sooner terminated as provided therein, the agreements continue in effect for one year. Thereafter, the term automatically extends for one additional day for each successive day of the executive’s employment with the Company unless replaced or terminated.

      The agreements provide for base salaries equal to those in effect during 2004, as follows:

Executive	Title	Base Salary

R. Kevin Clinton	President and Chief Executive Officer	$437,000
Annette E. Flood	Chief Operating Officer (American Physicians)	$200,000
Frank H. Freund	Executive Vice President, Treasurer and Chief Financial Officer	$300,000

      In March 2005, the Company’s Compensation Committee, as part of its annual executive compensation review, evaluated executive salaries for 2005 and approved the following base salaries: R. Kevin Clinton, President and Chief Executive Officer — $600,000; Annette E. Flood, Chief Operating Officer for American Physicians — $315,000; and Frank H. Freund, Executive Vice President, Treasurer and Chief Financial Officer — $315,000.

      In addition, the agreements provide for participation in the Company’s short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits. In the event of (i) the “involuntary termination” of the executive, (ii) termination by the Company within 12 months following a “change in control” or (iii) termination by the executive within 12 months following a “change in control,” the executive is entitled to:

•	a lump-sum payment of 24 months of the then-current base salary;

•	bonus payments equal to 150% of the greater of (a) the full year bonus at 100% target for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses;

•	a lump sum payment of 18 times the then current monthly medical and dental coverage premiums (medical and dental insurance benefits are terminated upon termination of employment);

•	a $4,000 benefit payment to be applied toward the purchase of terminated disability, life and other insurance coverages; and

•	payouts of awards under long-term incentive plans, 401(k) plans and other benefit plans, in accordance with plan provisions, as well as earned but unused paid time off.

“Involuntary termination” is defined in the agreements to mean:

•	termination by the Company without cause;

•	permanent relocation of the executive more than 90 miles from the executive’s principal place of employment without the employee’s consent;

•	a material reduction of the executive’s duties and responsibilities; or

•	a reduction in the executive’s annual base salary.

A “change in control” is defined in the agreements to mean:

•	the sale by the Company of all or substantially all of its assets;

•	the sale, exchange or other disposition of the Company of more than 50% of the Company’s outstanding stock, other than by sale, exchange or disposition of the common stock from a stock offering sponsored or initiated by the Company or its Board of Directors;

•	the merger or consolidation of the Company in which the Company’s shareholders receive less than 50% of the outstanding voting stock of the new or continuing entity; or

•	a change of more than 50% of the directors of the Company’s Board of Directors, other than pursuant to nomination by a majority of the directors continuing in office.

      In the event of termination under other circumstances, an executive is entitled to earned salary through the termination date, earned but unused time off and benefits earned under employee benefit plans through the termination date. If termination is due to death or disability, an executive (or the executive’s estate) is entitled to a prorated portion of the executive’s bonus for the year of termination.

      Each of the executives has agreed to preserve the confidentiality of the Company’s trade secrets, not to solicit customers of the Company for a period of one year following termination of employment and not to solicit the Company’s employees for a period of two years following termination of employment. Each executive also agrees not to compete with, or work for a competitor of, the Company for a period of one year following termination of employment.

      During 2004, Margo Runkle, Vice President Legal/ Human Resources, and Thomas Chase, Chief Information Officer, were parties to employment agreements with the Company that were substantially similar to the superseded agreements with Mr. Clinton, Mr. Freund and Ms. Flood. Ms. Runkle’s and Mr. Chase’s employment was terminated during 2004. These employment agreements provided that they would continue in effect for one year. Thereafter, the term automatically extended for one additional day for each successive day of employment unless replaced or terminated. In addition to base salary ($180,000 for Ms. Runkle and $185,000 for Mr. Chase), the agreements provided for participation in the Company’s short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits. In the event of (i) involuntary termination of the executive as described in the agreement, (ii) termination by the Company following a “Change in Control” or (iii) termination by the executive for a “Qualifying Reason” following a “Change in Control,” each as defined in the agreement, the executive was entitled under the agreement to continuation of 24 months of salary paid over 12 months (payable in a lump-sum payment in the case of a “Change in Control”), a bonus payment equal to 150% (100% for Mr. Chase) of the greater of the full year bonus for the year in which the termination occurs or the average of the last two bonuses paid, a lump sum payment of eighteen times the then current monthly medical and dental coverage premiums, a $4,000 benefit payment to be applied toward the purchase of terminated insurance coverages, and certain other benefits. The executives agreed to preserve the confidentiality of the Company’s trade secrets, not to solicit the Company’s customers for a period of one year following termination of employment and not to solicit the Company’s employees for a period of two years following termination of employment. The executives also agreed not to compete with the Company for a period of one year following termination of employment.

      The terminations of Ms. Runkle and Mr. Chase were treated as involuntary terminations under their respective employment agreements. Under this circumstance, each individual executed a Release and received severance payments in accordance with their agreement.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2004 were Mr. Schwartz, Dr. Emerick and Dr. Mukkamala, as well as Mr. Gorman, who was appointed in August 2004, and Mr. Stilwell, who was appointed in December 2004. Dr. Emerick and Dr. Mukkamala served as non-employee officers of the Company’s subsidiary, American Physicians, prior to American Physicians’s conversion in 2000 and prior to their appointment to the Compensation Committee of the Company’s Board.

Compensation Committee Report

      The Compensation Committee is responsible for the administration of the Company’s executive compensation programs. In this regard, the role of the Committee is to oversee our compensation plans and policies, annually review all executive officers’ compensation, and administer the Stock Compensation Plan (including reviewing and approving stock option grants, restricted stock awards and any other equity-based awards to executive officers). The Committee reviews all compensation policies, practices, actions and awards for the Company’s executives and regularly reports on its activities to the Board of Directors. The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. Additionally, the Committee reviews significant employee benefits programs, including bonus plans, equity-based programs, deferred compensation plans and any other cash or stock incentive programs that may have a long-term impact on the Company.

      All members of the Compensation Committee during 2004 were independent directors and none of the members were employees or former employees of the Company.

      Executive Compensation Philosophy. The Committee’s overall compensation philosophy is to provide competitive compensation and benefit levels that enable the Company to attract, retain and motivate talented managers. The Committee believes that total cash compensation should be directly related to the Company’s financial performance and should align the financial interests of the executives with those of its shareholders.

      The Company’s executive officers are compensated through a combination of base salary, cash bonus awards that are tied to the Company’s earnings or return on shareholders’ equity (“ROE”) and equity-based awards. On March 5, 2005, the Compensation Committee determined that it will consider granting equity-based awards to employees for no more than the 95,748 shares which remain available under the Company’s Stock Compensation Plan as of March 5, 2005. The Committee does not intend to recommend that the Stock Compensation Plan be amended to make additional shares available for future grants after the 95,748 shares are granted.

      When determining compensation levels generally, the Committee reviews executive compensation information derived from nationally recognized compensation surveys, utilizing a cross-industry subsection of financial services organizations as well as an insurance industry subset of companies generally considered comparable to the Company.

      Base Salary. In accordance with its compensation philosophy, the Committee establishes executive officers’ base salaries at levels that it believes are comparable to those of their peers at similarly situated insurance and financial services companies. Data to assist in the assessment of base salary positioning in 2004 was provided by the Company’s human resource personnel, utilizing various sources of published compensation data. Based on the Committee’s analysis of this data along with a review of each executive’s position and responsibilities, the Committee established base salaries for each of the executive officers for 2004. This assessment considers the position’s degree of complexity and level of responsibility, its importance to the Company in relation to other executive positions and the competitiveness of an executive’s total compensation. Going forward, the Committee intends that each executive officer’s base salary will be adjusted annually based on the average annual base salary change received by all Company employees.

      Incentive Compensation. The Committee believes that the purpose of an incentive is to motivate and reward eligible employees for their contribution to the Company’s performance. Incentives are paid in the form of cash bonuses early in the year following performance. Under the cash bonus plan in effect for 2004, all employees of the Company, including its executive officers, were entitled to a cash bonus based upon the Company’s consolidated net income for the 2004 calendar year, ranging from 35% to 150% of a pre-determined target bonus amount. Bonuses were based upon the level of net income achieved in relation to the targeted level of net income for the year. The target bonus amount is a percentage of the employee’s base salary and is determined based upon the employee’s position. For executive officers, the target bonus amount was 50% of base salary. In 2004, the Company achieved the target net income level established under the 2004 cash bonus plan, as adjusted for the effect of the Gerling commutation, resulting in executive officers being awarded a cash bonus of 100% of their bonus target.

      For 2005 and future years, the Committee intends to base the cash bonus plan on the Company’s ROE. The Committee believes ROE is the most appropriate measurement to use to determine how well executives are employing the funds invested by shareholders to generate returns and build long-term shareholder value. The plan for 2005 provides that no payout will occur unless a minimal acceptable ROE threshold has been met.

      As in 2004, the incentive reward for 2005 will be based on a percent of the executive’s base salary during the performance period. The 2005 incentive rewards are based on a sliding scale and will increase as the Company’s ROE increases.

      CEO Compensation. The Board of Directors appointed R. Kevin Clinton to serve as President and Chief Executive Officer effective January 1, 2004. For 2004, in view of his increased responsibilities, the Committee determined that Mr. Clinton would receive an annual base salary of $437,000 and a bonus target of 50% of base salary. In addition, on March 4, 2004, the Committee granted 100,000 options to Mr. Clinton as a result of his increased responsibilities and to provide additional equity-based incentive so that Mr. Clinton’s equity compensation holdings would be appropriate in relation to the Company’s other executive officers.

      In setting the salary level for the Chief Executive Officer, the Committee considered comparative compensation information from peer-companies as well as input from an independent compensation consultant. In addition, consideration was given to the Company’s financial performance and the Company’s positioning for future performance. It also considered Mr. Clinton’s experience, leadership, and decision making ability, as well as the terms set forth in his employment contract. No specific weighting was assigned to these factors, but the Committee tended to give greater weight to current and anticipated future financial performance.

      Mr. Clinton’s 2004 bonus was determined in the manner described above for bonuses paid to executive officers for 2004 performance. Based on the earnings performance achieved by the Company in 2004 in comparison to targeted performance, Mr. Clinton received a bonus of $218,500, or 100% of his targeted bonus.

      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company’s Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Qualifying performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

      The Compensation Committee intends to structure any compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company’s peer group of companies, the Committee retains the authority to authorize payments including salary and bonus that may not be deductible.

COMPENSATION COMMITTEE:	Lloyd A. Schwartz, Chair

                                                                                  Daniel L. Gorman
                                                                                  Myron R. Emerick, D.O.
                                                                                  AppaRao Mukkamala, M.D.
                                                                                  Joseph D. Stilwell

Stock Performance Graph

      The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock during the period beginning December 8, 2000 (the effective date of the registration of the Common Stock under the Securities Exchange Act of 1934) and ending on December 31, 2004, with the Nasdaq Market Value Index (the “Nasdaq Index”) and the Fire, Marine, Casualty Insurance SIC Code Index (the “SIC Code Index”). The SIC Code Index is comprised of over 80 companies engaged in the same industry as the Company. The graph assumes that the value of the investment in the Common Stock, the Nasdaq Index and the SIC Code Index was $100 on December 8, 2000 and that all dividends were reinvested.

		12/8/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

AMERICAN PHYSICIANS CAPITAL, INC.	Return %		22.12	31.32	-13.52	-2.18	95.78
	Cum $	100.00	122.12	131.32	113.57	111.09	217.50

NASDAQ Composite-NDQ	Return %		-5.31	-20.79	-31.24	50.79	9.16
	Cum $	100.00	94.69	79.21	54.46	82.12	89.65

SIC CODE PEER GROUP	Return %		5.71	-11.45	-18.18	21.03	7.42
	Cum $	100.00	105.71	88.55	72.45	87.69	94.20

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      The Company, through its subsidiaries, has a relationship with SCW Agency Group, Inc. and its subsidiaries, an insurance agency that is 91.1% owned by William B. Cheeseman, the Company’s former President and CEO who retired effective December 31, 2003, but remained a director of the Company until August 4, 2004. As in previous years, SCW and its subsidiaries provided sales and marketing services to the Company in 2004 in Michigan, Illinois, Kentucky, and Nevada with respect to medical professional liability insurance and in Michigan with respect to workers’ compensation insurance. The commission rates currently paid were substantially the same or lower than rates the Company pays to other agencies with regard to medical professional liability. Direct premiums written by SCW totaled $74.4 million during 2004, representing 34.8% of the Company’s total direct premiums written during 2004. The Company, through its subsidiaries, paid commissions on these premiums to SCW of $5.8 million during 2004. In January 2004, the Company executed a new 5-year contract with SCW. The agreement provides for American Physicians to be the exclusive medical professional liability carrier SCW represents in the state of Michigan, subject to limited exceptions, such as a further downgrade of our A.M. Best rating. However, the Company continues to have the right to appoint other agents. SCW may continue to represent other insurance companies in other states. The contract provides for SCW to be paid commissions consistent with the marketplace. The terms of the new agency agreement were determined by negotiations between the Company’s management staff, SCW’s management, and under the review of independent consultants, and ultimately approved by the Company’s Board. In rendering its approval, the board of directors considered the fairness of the agreed rates and determined that they were fair to the Company based upon, among other things, an evaluation of market rates and agreements between the Company and its other agents. Following the termination of his employment with the Company, Mr. Cheeseman was employed and compensated by SCW.

      In 1999, the Company asked SCW to help the Company enter the Nevada medical professional liability market. SCW had established operations in Nevada in 1997. As part of its cost of entering this new market, the Company agreed to reimburse a portion of SCW’s costs from when SCW began its operations in Nevada in October 1997, through October 1999. The costs paid by the Company, which totaled $357,000, were to be repaid by SCW through a reduced commission on premiums written by SCW in the state of Nevada over a period of time not to exceed ten years. Any unpaid amounts at the end of ten years would have been forgiven by the Company. The Company’s non-interest bearing receivable balance at the beginning of 2004 was $286,000, which is the highest amount of this balance outstanding in 2004. As of February 29, 2004, this non-interest bearing receivable balance totaled $284,000. The Company established an allowance for uncollectible accounts, which totaled $286,000 at December 31, 2003, in the event the receivable balance owed by SCW was not repaid as a result of a reduction or elimination of premiums written in Nevada. Accordingly, the net receivable balance at December 31, 2003 was $0. As part of the new contract with SCW, the receivable balance totaling $284,000 was forgiven in exchange for a release from certain obligations the Company may have had to SCW in connection with the Company’s exit from Nevada. In 2004, SCW wrote $3.7 million in direct premiums in Nevada.

      For a portion of 2004, SCW Agency Group, Inc. subleased a total of approximately 10,000 square feet of the office space leased by the Company in facilities in Michigan, Illinois and Florida. Pursuant to an unwritten arrangement for leased space in Michigan and in Florida, and a written agreement for leased space in Illinois, between SCW and the Company, the Company charged SCW an allocable share of the lease and related office expenses the Company incurs under the primary leases with the third-party landlords based upon the amount of the rented space used by SCW. The rental rate charged to SCW was the same rate per square foot paid by the Company under the primary leases. During 2004, SCW paid approximately $83,000 to the Company pursuant to this arrangement. During 2004, all of the sublease agreements expired and were not renewed.

      In addition, at December 31, 2003, the Company was obligated to Mr. Cheeseman in the amount of $6.0 million in connection with the 1999 purchase of Stratton-Cheeseman Management Company, Inc. In connection with his retirement, effective December 31, 2003, the obligation became due and was paid in its entirety in January 2004.

INDEPENDENT ACCOUNTANTS

General

      The accounting firm of PricewaterhouseCoopers LLP (“PwC”) has acted as the Company’s independent registered accountant to audit the financial statements of the Company and its consolidated subsidiaries since 1983, and acted as such in 2004. BDO Seidman, LLP (“BDO”) has been engaged to act as the Company’s independent registered accountant to audit the financial statement of the Company for 2005. Representatives of PwC and BDO are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Auditors

      Audit Fees. PwC billed the Company a total of $927,890 for professional services in connection with the audit of the 2004 financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the review of the financial statements contained in the Company’s Form 10-Q reports filed during 2004. The amount relating to PwC’s 2004 audit of management’s assessment of the effectiveness of internal control over financial reporting totaled $559,890. PwC billed the Company a total of $381,474 for professional services in connection with the audit of the 2003 financial statements and review of the financial statements contained in the Company’s Form 10-Q reports filed during 2003.

      Audit-related Fees. PwC billed the Company a total of $34,334 for services rendered during 2004 in connection with the audit of the pension and 401(k) plans. PwC billed the Company a total of $60,808 for services rendered in 2003 in connection with the audit of the pension and 401(k) plans and internal control reviews.

      Tax Fees. PwC billed the Company a total of $42,717 for services rendered during 2004 in connection with the preparation of the Company’s 2003 federal tax return and amended returns related to prior years to claim the benefit of net operating loss carrybacks. PwC billed the Company a total of $30,157 for services rendered in 2003 in connection with the preparation of the Company’s 2002 federal tax return, premium tax review and advice on state and local tax return preparation.

      All Other Fees. PwC billed the Company a total of $82,822 for other services rendered during 2004. A majority of this amount was related to: a due diligence review project; professional services relating to a NASD inquiry; a review of procedures related to the 2003 proxy statement and the audit committee charter; and an on-line research service utilized in 2004. PwC billed the Company a total of $1,400 in connection with an on-line research service utilized in 2003.

      The Audit Committee of the Board does not consider the provision of the services described above by PwC to be incompatible with the maintenance of PwC’s independence.

      The Audit Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services (other than certain de-minimis non-audit services). To the extent that an engagement for audit and/or non-audit services is needed by the Company between Audit Committee meetings, the Audit Committee chairman is authorized by the Audit Committee to approve the required engagement on its behalf.

Change in Registrant’s Independent Registered Public Accounting Firm

      On March 24, 2005, the Company dismissed PwC as the Company’s independent registered public accounting firm. The Company’s Audit Committee approved the dismissal of PwC.

      PwC’s reports on the consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2004 and 2003 and through March 24, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in PwC’s reports on the Company’s financial statements for such years.

      During the years ended December 31, 2004 and 2003 and through March 24, 2005, there have been no reportable events, as defined in Item 304 of Regulation S-K, except as noted in the following paragraph.

      In the course of evaluating the Company’s internal control over financial reporting as of December 31, 2004, the Company’s management noted a matter that it considered to be a material weakness. As of December 31, 2004, the Company did not maintain effective controls over underwriting and claims processes performed at its New Mexico location. The control deficiency at this location relates to deficiencies in the Company’s processing and recording of premiums, paid losses, loss adjustment expenses and the related case reserves at December 31, 2004. This material weakness, and the Company’s efforts to remediate this material weakness, are described in Item 9A of the Company’s Form 10-K for the year ended December 31, 2004.

Engagement of New Independent Registered Public Accounting Firm

      Effective March 30, 2005, the Company’s Audit Committee appointed BDO Seidman, LLP as its principal independent registered public accounting firm to audit the Company’s 2005 consolidated financial statements. BDO was not consulted on any matter described in Item 304(a)(2) of Regulation S-K during the Company’s two most recent fiscal years and subsequent interim period preceding the engagement of BDO.

Ratification Of Appointment Of Independent Registered Public Accounting Firm

      The Audit Committee has appointed the firm of BDO to act as the independent registered public accountants to audit the Company’s 2005 consolidated financial statements. We are asking our shareholders to ratify the appointment of BDO as the Company’s independent registered public accounting firm for 2005. The affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

      If the shareholders fail to ratify the appointment of BDO, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2005 CONSOLIDATED FINANCIAL STATEMENTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in Company stock with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company’s officers, directors and ten percent owners timely filed all required reports since the beginning of 2004 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as previously disclosed.

SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders which are eligible for inclusion in the Company’s Proxy Statement for that meeting under Rule 14a-8 under the Exchange Act must be received by the Company not later than December 6, 2005 in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company’s principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the Securities and Exchange Commission.

      In addition, the Company’s bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2006 Annual Meeting, written notice of such proposal or nomination, along with the information required by the bylaws, must be received by the Company at its principal executive offices, on or before February 3, 2006. If the date for the 2006 Annual Meeting is significantly different than the first anniversary of the 2005 Annual Meeting, the bylaws provide for an adjustment to the notice period described above.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan

April 5, 2005

ANNEX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

AMERICAN PHYSICIANS CAPITAL, INC.
(As Amended and Restated, March 5, 2005)

      The Board of Directors (the “Board”) of American Physicians Capital, Inc. (the “Company”) has established an Audit Committee (the “Committee”) as a permanent standing committee with the authority, responsibilities and specific duties as described herein. This Charter of the Audit Committee of the Board of Directors (the “Charter”) and the composition of the Committee are intended to comply with applicable law, including state and federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market (“Nasdaq”), and the Company’s Bylaws. This document replaces and supersedes in its entirety the previous Charter of the Audit Committee as adopted by the Committee in October 2000, and amended in November 2002 and March 2004.

1.	Purpose and Scope

      1.1. The primary purpose of the Committee is to assist the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee’s duties and responsibilities include oversight of:

•	The accounting and financial reporting processes and systems of internal accounting and financial controls of the Company; including the effectiveness of the Company’s internal controls;

•	The integrity of the Company’s financial statements;

•	The annual independent audit of the Company’s financial statements, the engagement of the independent auditor, the evaluation of the independent auditor’s function, qualifications, services, performance and independence;

•	The performance of the Company’s internal audit function;

•	The compliance by the Company with legal and regulatory requirements related to this Charter, including the Company’s disclosure controls and procedures, management’s report on internal controls over financial reporting and the report required by SEC rules to be included the Company’s annual proxy statement;

•	The Company’s policies, practices and compliance regarding its Code of Conduct; and

•	The Company’s SEC Rule 205 Compliance Policy as the Qualified Legal Compliance Committee thereunder.

2.	Audit Committee Charter, Membership and Organization

      2.1. Charter. The adequacy of this Charter shall be reviewed and reassessed by the Committee at least annually. Any proposed changes shall be submitted to the Board of Directors for its approval.

      2.2. Performance and Evaluation. The Committee shall evaluate on an annual basis its performance in carrying out its duties and responsibilities hereunder.

      2.3. Membership; Chair. The Committee shall include no less than three members of the Board and shall consist solely of Board members who satisfy the independence requirements in Section 2.4 below. The members of the Committee shall be appointed by the Board, with management directors abstaining. Unless a Chair is appointed by the Board, the members of the Committee shall designate a Chair.

      2.4. Independence. Except as otherwise permitted by the applicable rules of the Nasdaq and Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), and applicable SEC rules thereunder, each member of the Committee shall be “independent” as defined by such rules and the Act. No member shall have been employed by, or shall have participated in the preparation of the financial statements of, the Company or any current subsidiary of the Company at any time during the past three years.

      2.5. Financial Literacy. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. At least one member of the Committee shall be an audit committee “financial expert” as defined by applicable SEC rules.

      2.6. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled, but the Committee must meet at least quarterly. At each of the quarterly meetings, in addition to its other agenda items, the Committee shall meet separately with: (a) the independent auditors without management or the internal auditor present; (b) the head of the Company’s internal audit function without management or the independent auditor present; (c) management without the independent auditors or head of the Company’s internal audit function present; (d) a representative of the Company’s outside counsel without management, the internal auditor or the outside auditor present; and (e) only the Committee members present. Such meetings may be held in person or telephonically and may be held at such times and places as the Committee determines.

      2.7. Agenda, Minutes, and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be compiled under the supervision of the Chair of the Committee and sent to members of the Committee prior to each meeting. The agenda for each regularly scheduled quarterly meeting shall include, among other matters, (i) a review of the next earnings release and periodic financial report to be filed with the Securities and Exchange Commission, (ii) an oral report by management regarding the financial results for the most recent fiscal period, any material changes in the Company’s significant accounting policies, estimates and assumptions, and the adequacy of its internal controls and its disclosure controls, (iii) an oral report of the independent auditor with regard to the results of its review of the financial statements, its view of the adequacy of internal controls and whether it concurs with any changes made to accounting policies, estimates or assumptions, (iv) an oral report of outside counsel with regard to existing and potential litigation against the Company, and changes and anticipated changes in the law and applicable statutes and regulations that might have a material impact on the Company’s financial position or results of operations, and (v) the executive sessions described in Section 2.6 of this Charter. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, and shall be approved at a subsequent meeting of the Committee. In addition, the Committee shall make regular oral reports to the Board, including therein any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the Company’s independent auditors, or the performance of the Company’s internal audit function. The Committee shall make such other reports to the Board as seem useful to it from time to time, or as may be requested of it by the Board.

3. Audit Committee Authority and Responsibilities

      3.1. Authority to Engage Advisors. The Committee shall have sole authority for the appointment, compensation, retention and oversight of the Company’s independent auditors. In addition, the Committee shall have the authority to conduct or authorize investigations into any matters within the scope of this Charter. Such authority includes, but is not limited to, the authority to engage independent legal, accounting or other advisors, without Board approval, to assist in the conduct of an investigation or as the Committee determines appropriate to advise or assist in the performance of its duties. The Company shall provide for the appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee, subject only to limitations imposed by applicable rules and regulations. The Committee may request an officer or associate of the Company, or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      3.2. Oversight of the Company’s Relationship with the Independent Auditor.

3.2.1. The Company’s independent auditor is solely responsible to the Committee, as representatives of the shareholders.

3.2.2. The Committee shall have the direct responsibility to appoint, compensate, retain and oversee the independent auditor. Selection of the independent auditor shall occur at least annually, considering their independence, evaluation of their services and compensation for audit and non-audit services.

3.2.3. The Committee shall, prior to commencement of the annual audit, review with management and the independent auditors the proposed scope of the audit plan and fees, including the areas of business to be examined, the adequacy and quality of the personnel to be assigned to the audit and other factors that may affect the time lines of such audit.

3.2.4. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report.

3.2.5. The Committee shall pre-approve all audit services and non-audit services (including fees and terms thereof) to be performed for the Company by the independent auditors, other than de-minimis non-audit services as defined under SEC rules.

3.2.6. The Committee shall consider whether the independent auditor’s performance of non-audit services is compatible with the auditor’s independence. In connection with this assessment, the Committee shall obtain and review a report, at least annually, from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standard Boards Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that could impact the objectivity and independence of the auditor and take appropriate action to oversee the independence of the outside auditor. The Committee shall also ensure the rotation of the audit partners as required by law and shall consider whether it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis as a means of further assuring auditor independence.

3.2.7. The Committee also shall review a report from the independent auditor at least annually regarding any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any other inquiry or investigation regarding the firm in the preceding five years.

3.2.8. The Committee shall require the independent auditor to review the financial information included in the Company’s quarterly report on Form 10-Q prior to the Company filing such reports with the SEC.

      3.3. Oversight of Company’s Internal Audit Function.

3.3.1. The Committee shall ensure that the Company has an internal audit function, shall review the activities, organizational structure and qualifications of the internal auditing department, or firm to which the internal audit function is outsourced, and shall ensure that the internal auditors have direct access to the Committee and Committee Chair.

3.3.2. The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the senior internal auditing officer or firm, and the compensation for any such person or firm.

3.3.3. The Committee shall review the significant reports to management prepared by the internal auditors and management’s responses.

3.3.4. The Committee shall communicate with management and the internal auditors to obtain information concerning internal audits, internal controls of the Company, management and the

Company’s financial and accounting personnel, and review the impact of each on the quality and reliability of the Company’s financial statements.

3.3.5. The Committee shall review the evaluation of the internal auditing function and its impact on the accounting practices, internal controls and financial reporting of the Company.

3.3.6. Discuss with the internal auditor the internal audit function’s responsibilities, budget and staffing and recommended changes in the planned scope of the internal audit function.

      3.4. Financial Statement and Disclosure Matters. The Committee shall have the following specific duties and responsibilities with respect to the Company financial reporting process:

3.4.1. Annual Audited Financial Statements and Annual Report on Form 10-K. The Committee shall review and discuss with management and the independent auditor, prior to filing with the SEC or other public disclosure, as applicable:

(a) the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis and in any press release announcing annual financial results, and shall determine whether to recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K; and (b) the disclosure regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s Form 10-K and the attestations or reports by the independent auditors relating to such disclosure.

3.4.2. Quarterly Reports on Form 10-Q. The Committee shall review and discuss with management and the independent auditor, prior to filing with the SEC or other public disclosure, as applicable: (a) the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis and in any press release announcing quarterly financial results, including the results of the independent auditor’s review of the quarterly financial statements; and (b) the disclosure regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s Form 10-Q.

3.4.3. Required Discussions with Independent Auditor. The Committee shall discuss with the independent auditors those matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380) and shall periodically consult with regard to internal controls and the fullness and accuracy of the Company’s financial statements.

3.4.4. Other Discussions with Management and Independent Auditor. The Committee shall review and discuss, on a quarterly basis, with management and the independent auditors:

•	Major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements:

•	The clarity and thoroughness of financial disclosures made by the Company;

•	The development, selection and disclosure of critical accounting estimates and the analysis of alternative assumptions or estimates, and the effects of such estimates on the Company’s financial statements;

•	Significant changes in accounting principles, financial reporting policies and internal controls implemented by the Company;

•	Significant litigation, contingencies and claims against the Company and material accounting issues that require disclosure in the Company’s financial statements;

•	The adequacy and effectiveness of the Company’s internal accounting and financial controls and the recommendation of management, the internal auditors, or the independent auditors for the improvement of accounting practices and internal controls;

•	Management’s compliance with the Company’s processes, procedures and internal controls;

•	Information regarding any “second” opinions sought by management from another audit firm with respect to the accounting treatment of a particular event or transaction;

•	Any difficulties encountered by the independent auditor in the course of their audit work, including any restrictions on the scope of activities or access to requested information, and management’s response, and any significant disagreements with management.

•	Discuss with the independent auditor any material issues on which the national office of the independent auditor was consulted by the audit team.

•	Management’s use of “pro forma” or “non-GAAP” financial information in the Company’s quarterly and annual reports, or in other information communicated to the public, such as in an earnings press release.

•	Review with management the Company’s current disclosure controls and procedures;

•	Discuss with management and the independent auditor the effect of regulatory initiatives and potential changes in GAAP on the Company’s financial statements; and

•	Review with the independent auditors, the internal auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented.

      3.5. Compliance Oversight Responsibilities.

3.5.1. The Committee shall obtain from the independent auditor the reports required to be furnished under Section 10A of the Securities Exchange Act of 1934, if any, and obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A.

3.5.2. The Committee shall establish procedures for:

•	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting, or auditing matters; and

•	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      3.6. Qualified Legal Compliance Committee Responsibilities. The Committee shall act as the Company’s “Qualified Legal Compliance Committee,” in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Securities and Exchange Commission in the Representation of an Issuer, with all of the duties and responsibilities as set forth below.

3.6.1. Confidential Receipt.

3.6.1.1. The Committee directs the chief executive officer or the chief legal officer of the Company to provide written notice to each attorney, whether employed or retained by the Company or any affiliate of the Company, appearing and practicing before the Commission in representing the Company, of the Committee’s adoption of these procedures for the confidential receipt of Reports, together with a copy of these procedures.

3.6.1.2. Reports may be made to the Committee in accordance with the Company’s SEC Rule 205 Compliance Policy, by directing the same orally or in writing to the chief legal officer of the Company, the Chairman of the Committee or to any independent legal counsel retained by the Committee or the independent directors of the Company.

3.6.1.3. Except as set forth below, the Committee will hold all Reports in confidence and will not share a Report with persons other than the disinterested directors’ legal counsel and, if appropriate, Company counsel.

3.6.2. Consideration of Reports.

3.6.2.1. A meeting of the Committee will be convened as promptly as possible after it receives a Report.

3.6.2.2. At that meeting, the Committee will consider the Report and will agree on an appropriate response, including the extent to which the Report will be shared with others.

3.6.2.3. Except in cases in which the Committee determines it would be futile to make a Report to the chief legal officer of the Company, the Committee will inform the chief legal officer of the Company when it receives a Report.

3.6.2.4. If the Committee determines that the Report merits an investigation, the Committee may:

•	notify the full Board of Directors of the Report and the anticipated investigation;

•	initiate an investigation, which may be conducted either by counsel selected by the Committee (including Company counsel or counsel to the Committee or counsel to the disinterested Directors) or by the chief legal officer of the Company; and

•	retain additional experts, if it deems necessary.

3.6.2.5. At the conclusion of any investigation, the Committee may:

•	recommend, by majority vote, that the Company or affiliate of the Company implement an appropriate response to the Report; and

•	inform the chief executive officer and chief legal officer of the Company, and the Board, of the results of the investigation and the appropriate remedial measures to be adopted.

3.6.2.6. The Committee may take all other appropriate action, including notifying the Securities and Exchange Commission if the Company or the applicable affiliate of the Company fails, in any material respect, to implement the Committee’s recommended response.

3.6.3. Retention. The Committee will retain any Report received in writing, and will reduce to writing any oral Report it receives.

      3.7. Additional Responsibilities.

3.7.1. The Committee shall annually prepare a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting. In that report the Committee shall state whether it has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditor the matters required to be discussed by SAS No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380);

•	Received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1;

•	Based on the review and discussions referred to above under Section 3.7.1, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC; and

•	That all Committee members are independent under the applicable Nasdaq rules and Section 301 of the Act, and applicable SEC rules thereunder.

3.7.2. The Committee shall review the Company’s Code of Conduct (the “Code”) at least annually and ensure that management has established a system to enforce the Code. The Committee shall recommend to management any necessary changes to ensure that the Code are adequate in meeting the Committee’s requirements and that it complies with the definition set forth in Section 406 of the Act and any regulations thereunder.

3.7.3. To the extent deemed appropriate by the Committee, the Committee shall oversee the preparation and maintenance of a corporate compliance program as contemplated by the federal sentencing guidelines, as those guidelines are in effect from time to time.

3.7.4. The Committee shall oversee the Company’s review of “related party transactions” for potential conflict of interest situations and shall be responsible for approving those transactions required to be disclosed pursuant to SEC Regulation S-K Item 404.

3.7.5. The Committee shall maintain minutes of all Committee meetings and submit such minutes to the Board.

3.7.6. The Committee shall oversee compliance with the requirements of the SEC for disclosure of auditors’ services and audit committee members, member qualifications and activities.

3.7.7. The Committee shall discuss policies with respect to enterprise risk assessment and enterprise risk management.

3.7.8. The Committee shall set clear hiring policies for employees or former employees of the independent auditors.

3.7.9. The Committee shall recommend to the Board any changes in the authority, responsibility or duties of the Audit Committee and shall request from the Board of Directors, on an annual basis, a description of any Board of Directors responsibilities not listed in this Charter that the Board desires the Committee to undertake.

3.7.10. The Committee shall perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee deems necessary or appropriate.

4. Limitation on Audit Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, prepare the Company’s financial statements, or determine if the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America and applicable law. The Company’s management is responsible to ensure that the financial statements are prepared in conformity with accounting principles generally accepted in the United States, and that disclosure are complete and accurate. It is the responsibility of the Company’s independent auditors to plan and conduct audits of the financial statements prepared by management.

AMERICAN PHYSICIANS CAPITAL, INC.

PROXY STATEMENT

The Directors and Officers of

CORDIALLY INVITE YOU TO ATTEND OUR
Annual Meeting of Shareholders
Wednesday, May 4, 2005, 9:00 A.M. EDT
APCapital’s Headquarters
1301 North Hagadorn Road, East Lansing, Michigan

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.
See the reverse side of this sheet for instructions.
I F YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees named on the other side of this proxy card and FOR the ratification of the appointment of the independent registered public accounting firm. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 5, 2005, and the 2004 Annual Report to Shareholders. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

If you plan to personally attend the Annual Meeting of Shareholders on May 4, 2005, please check the box and list the names of attendees below.

Return this stub in the enclosed envelope with your completed proxy card.

Dated: ____________, 2005 ___________________________ Signature ___________________________ Signature if held jointly:	I/We plan to attend the Annual Meeting. ☐ Names of persons attending: ___________________________ ___________________________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

——————————————————— TO VOTE BY TELEPHONE ——————————————————————

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.
2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be completed and submitted prior to Monday, May 2, 2005 at 11:59 PM Eastern Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail.

———————————————————— TO VOTE BY INTERNET —————————————————————————

Your Internet vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http://www.eproxyvote.com/ist-ampcm/ and follow the instructions on the screen.
3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by Internet must be completed and submitted prior to Monday, May 2, 2005 at 11:59 PM Eastern Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site.
Please call your software or Internet provider for further information.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail.

REVOCABLE PROXY                      AMERICAN PHYSICIANS CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned as a shareholder of record on March 16, 2005 hereby appoints R. Kevin Clinton and Frank H. Freund or any of them, proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Physicians Capital, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2005, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement dated April 5, 2005. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 5, 2005, is unable to serve or, for good cause, will not serve.

The Board recommends a vote “FOR” all nominees and “FOR” Proposal 2.
Proposal 1. ELECTION OF DIRECTORS -

     ☐ FOR ALL NOMINEES

     ☐ WITHHOLD FROM ALL NOMINEES

     CLASS I NOMINEES:      01 AppaRao Mukkumala, M.D.      02 Spencer L. Schneider      03 Joseph D. Stilwell

     (Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in space provided below.)

Proposal 2. Ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for 2005.

     ☐ FOR           ☐ AGAINST            ☐ABSTAIN

(to be signed on the other side)